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Exhibit (a)(5)(iii)

TYCO ANNOUNCES PRICING TERMS IN CONNECTION WITH CERTAIN TENDER OFFERS AND CONSENT SOLICITATIONS

PEMBROKE, Bermuda—May 22, 2007—Tyco International Ltd. ("Tyco") (NYSE: TYC; BSX: TYC) today announced pricing terms in connection with the tender offers of certain of its subsidiaries that are issuers of its corporate debt for their outstanding Dollar-denominated public debt set forth in the tables below.

Non-Convertible U.S. Debt

        The following table sets forth the pricing terms for the non-convertible U.S. debt securities of the specified issuer subject to the tender offers and consent solicitations (collectively, the "Notes"):

Tyco International Group S.A.	CUSIP	Reference U.S. Treasury Security	Fixed Spread	Cash Flow Yield	Total Consideration Per $1,000
6.125% notes due 2008	902118AM0	4.875% due 10/31/2008	0.30%	5.264%	$1,011.60
6.125% notes due 2009	902118AJ7	3.250% due 1/15/2009	0.35%	5.236%	$1,013.62
6.75% notes due 2011	902118AY4	5.000% due 2/15/2011	0.35%	5.080%	$1,055.74
6.375% notes due 2011	902118BC1	4.500% due 9/30/2011	0.40%	5.164%	$1,046.84
6.0% notes due 2013	902118BK3	4. 250% due 11/15/2013	0.40%	5.165%	$1,045.35
7.0% notes due 2028	902118AC2	4.750% due 2/15/2037	0.60%	5.568%	$1,176.18
6.875% notes due 2029	902118AK4	4.750% due 2/15/2037	0.60%	5.568%	$1,163.07
United States Surgical Corporation (as successor to Mallinckrodt Inc.)
6.5% Notes due 2007	561226AB7	4.250% due 10/31/2007	0.30%	5.267%	$1,005.52
7.0% Debentures due 2013	452454AB7	4.250% due 11/15/2013	0.40%	5.165%	$1,100.77
Tyco Electronics Corporation (as successor to Raychem Corporation)
7.2% Notes due 2008	754603AB4	3.125% due 10/15/2008	0.40%	5.375%	$1,023.84

        The total consideration for each $1,000 principal amount of Notes (the "Total Consideration") equals the present value of the remaining interest and principal payments on the Notes, calculated as set forth in the relevant tender offer and consent solicitation document, based on a yield to maturity (the "Cash Flow Yield") for such Notes equal to the yield to maturity of the U.S. Treasury reference security (the "UST Reference Security") for such Notes (the "Reference Yield") plus the fixed spread for such Notes indicated in the table above.

        The tender offers for all of the Notes remain open and are scheduled to expire at 12:00 midnight, New York City time on Thursday, May 24, 2007, unless extended or earlier terminated (the "Expiration Date"). Holders of Notes who tender their Notes after the Early Consent Date specified in the relevant tender offer and consent solicitation document, but before the Expiration Date, will be eligible to receive the Total Consideration less the early consent payment of $30.00.

Convertible U.S. Debt

  Convertible Senior Debentures due 2023

        The following table sets forth the pricing terms for the convertible U.S. debt securities due 2023 of the issuer subject to the tender offers and consent solicitations (the "2023 Convertible Notes"):

Tyco International Group S.A.	CUSIP	Weighted Average Price	Purchase Price Per $1,000
3.125% Convertible Senior Debentures due 2023	902118BE7	$32.31	$1,550.48
	902118BG2

        The purchase price for each $1,000 principal amount of 2023 Convertible Notes (the "2023 Convertible Notes Purchase Price") is the sum of:

  (A)
  45.9821 times the Weighted Average Price; plus

  (B)
  $62.50; plus

  (C)
  $2.30 (representing the increase in the 2023 Convertible Notes Purchase Price on May 10, 2007 to accommodate expected ex-dividend trading of Tyco's common shares).

        For purposes of this calculation, "Weighted Average Price" means the arithmetic average of the daily volume-weighted average price of Tyco's common shares, par value $.20 per share, for the ten trading days prior to and including May 22, 2007. The daily volume-weighted average equals the daily volume-weighted average price for Tyco's common shares on the New York Stock Exchange during the period beginning at 9:30:01 a.m., New York City time (or such other time as is the official open of trading at the New York Stock Exchange) and ending at 4:00:00 p.m., New York City time (or such other time as is the official close of trading at the New York Stock Exchange) as reported by Bloomberg Financial Services through its "Volume at Price" function. The Weighted Average Price and the variable cash component of the purchase price are rounded to the nearest whole cent.

        Holders of the 2023 Convertible Notes must tender their 2023 Convertible Notes and deliver their consents by 12:00 midnight, New York City time, on May 24, 2007, unless such date is extended or earlier terminated, to be eligible to receive the 2023 Convertible Notes Purchase Price. Holders who tender Notes must also deliver consents to the proposed indenture amendments.

  Zero Coupon Convertible Notes

        The following table sets forth the unchanged pricing terms for the convertible U.S. debt securities due 2020 and 2021 of the specified issuer subject to the tender offers and consent solicitations (collectively, the "Zero Coupon Convertible Notes"):

Tyco International Ltd.	CUSIP	Purchase Price per $1,000 at Maturity
Liquid Yield Option™ Notes due 2020 (Zero Coupon-Senior)	902124AC0	$827.71
Tyco International Group S.A.
Zero Coupon Convertible Debentures due 2021	902118AW8	$824.83

        The purchase price for each $1,000 principal amount of Liquid Yield Option™ Notes due 2020 (Zero Coupon-Senior) (the "LYONs Purchase Price") is $827.71, which represents the accreted amount on the estimated payment date plus a premium of $10.00. The purchase price for each $1,000 principal amount of Zero Coupon Convertible Debentures due 2021 (the "Zero Coupon Convertible Debentures Purchase Price") is $824.83, which represents the accreted amount on the estimated payment date plus a premium of $10.00.

        Holders of the Zero Coupon Convertible Notes must tender their Zero Coupon Convertible Notes and deliver their consents by 12:00 midnight, New York City time, on May 24, 2007, unless such date is extended or earlier terminated, to be eligible to receive the LYONs Purchase Price or the Zero Coupon Convertible Debentures Purchase Price, as applicable. Holders who tender Notes must also deliver consents to the proposed indenture amendments.

        Each of the tender offers is subject to the satisfaction of certain conditions, as specified in the relevant tender offer and consent solicitation document.

        Payment in respect of the tender offers and consent solicitations will be made promptly after the Expiration Date, if the relevant notes are accepted for payment.

Information Relating to Tender Offers

        Goldman, Sachs & Co. and Morgan Stanley are the Dealer Managers for the tender offers and Solicitation Agents for the consent solicitations. Investors with questions regarding the tender offers may contact Goldman, Sachs & Co. at (212) 902-9077 or (800) 828-3182 (toll free) and Morgan Stanley at (212) 761-1941 or (800) 624-1808 (toll free). Global Bondholder Services Corporation is the Information Agent and Depositary and can be contacted at (212) 430-3774 (collect) or in relation to the tender offers and the consent solicitations, at (866) 470-3700 (toll free).

        None of Tyco or its subsidiaries referred to herein, their respective governing bodies, the Information Agent, the Depositary or the Dealer Managers make any recommendation as to whether holders of any of the notes referred to in this press release should tender or refrain from tendering or as to whether holders of such notes should provide consents to the proposed amendments. This press release does not constitute an offer to purchase any securities.

        Tyco and its subsidiaries expressly reserve the right, in their sole discretion, subject to applicable law to: (i) terminate prior to the relevant expiration date any tender offer and consent solicitation and not accept for payment any notes not theretofore accepted for payment; (ii) waive on or prior to the relevant expiration date any and all of the conditions of the tender offer and the consent solicitation; (iii) extend the relevant expiration date; and (iv) amend the terms of any tender offer or consent solicitation. The foregoing rights are in addition to their right to delay acceptance for payment of notes tendered under the relevant tender offer or the payment for notes accepted for payment in order to comply in whole or in part with any applicable law, subject to Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") with respect to the tender offers, to the extent applicable, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer; and receipt of the required consents to implement the proposed amendments.

        This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the notes. The full details of the tender offers for the notes, including complete instructions on how to tender notes have been included in the offer to purchase and consent solicitation statement, the letter of transmittal and related materials. Holders are strongly encouraged to read carefully the offer to purchase and consent solicitation statement, the letter of transmittal and any other related materials, including materials filed with the Securities and Exchange Commission, because they contain important information.

        Holders of notes may obtain a copy of the tender offer and consent solicitation statement, free of charge, from Global Bondholder Services Corporation, the information agent in connection with the tender offers and consent solicitations for the notes, by calling toll-free at (866) 470-3700 or (212) 430-3774 (bankers and brokers can call collect at 212-430-3774). Holders of notes are urged to carefully read these materials prior to making any decisions with respect to the tender offers and consent solicitations.

About Tyco

        Tyco International Ltd. is a global, diversified company that provides vital products and services to customers in four business segments: Electronics, Fire & Security, Healthcare, and Engineered Products & Services. With 2006 revenue of $41 billion, Tyco employs approximately 240,000 people worldwide. More information on Tyco can be found at www.tyco.com.

Forward-Looking Statements

        This release may contain certain forward-looking statements. These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release include statements addressing the following subjects: future financial condition and operating results. Economic, business, competitive and/or regulatory factors affecting Tyco's businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. More detailed information about these and other factors is set forth in Tyco's Annual Report on Form 10-K and 10-K/A for the fiscal year ended Sept. 29, 2006 and in Tyco's Quarterly Report on Form 10-Q and for the fiscal quarter ended March 30, 2007.

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TYCO ANNOUNCES PRICING TERMS IN CONNECTION WITH CERTAIN TENDER OFFERS AND CONSENT SOLICITATIONS